Exhibit 8

ALSTON&BIRD LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

202-756-3300

Fax: 202-756-3333

www.alston.com

December 22, 2004

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Re:                               Duke Realty Limited Partnership

$250 Million Senior Floating Rate Notes Due 2006

Ladies and Gentlemen:

We are acting as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”) in connection with the Prospectus Supplement, dated December 14, 2004 (collectively, the Prospectus Supplement and the Prospectus, dated December 14, 2004 are referred to herein as the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of $250 million of Senior Floating Rate Notes due 2006 of Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”). The Prospectus is part of the Company’s and the Operating Partnership’s Registration Statement on Form S-3 (Registration No. 333-120492-01), which was originally filed with the Commission on November 15, 2004 (as amended and supplemented from time to time). This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of US federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus and other documentation and information provided by you.  In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of an officer of the Company (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests.  For purposes of our opinion, we have not made an independent

3201 Beechleaf Court, Suite 600	Bank of America Plaza	90 Park Avenue	One Atlantic Center
Raleigh, NC 27604-1062	101 South Tryon Street, Suite 4000	New York, NY 10016	1201 West Peachtree Street
919-862-2200	Charlotte, NC 28280-4000	212-210-9400	Atlanta, GA 30309-3424
Fax: 919-862-2260	704-444-1000	Fax: 212-210-9444	404-881-7000
	Fax: 704-444-1111		Fax: 404-881-7777

investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Prospectus, or in any other document.  In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware.  Without limiting the foregoing, we have not undertaken to review the REIT status of Weeks Corporation at the time of its merger into the Company in 1999.  Instead, we have, with your consent, assumed, and relied on your representations, that the information presented in the Officer’s Certificate and the Prospectus accurately and completely describe all material facts relevant to our opinion.  We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants.  Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

(i)                                     Commencing with its taxable year ended December 31, 1999, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation (as described in the Prospectus and the Officer’s Certificate) of the Company will permit the Company to continue to so qualify.

(ii)                                  The statements in the Prospectus under the caption “Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Prospectus under the caption “Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership.  Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis.  No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.  Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

No opinion other than that expressly contained herein may be inferred or implied.  We have no obligation to update this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ James E. Croker
James E. Croker, Partner